Exhibit 99.3

CONSENT OF
CREDIT SUISSE FIRST BOSTON LLC

Board of Directors
Tellabs, Inc.
One Tellabs Center
1415 W. Diehl Rd.
Naperville, Illinois 60563

Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated May 19, 2004, to the Board of Directors of Tellabs, Inc. (“Tellabs”) as Annex B to the joint proxy statement/prospectus included in the Registration Statement of Tellabs on Form S-4 (the “Registration Statement”) relating to the proposed merger involving Tellabs and Advanced Fibre Communications, Inc., and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled “SUMMARY—Tellabs’ Financial Advisor Delivered its Opinion to the Tellabs Board of Directors to the Effect that, as of May 19, 2004, the Merger Consideration Was Fair, from a Financial Point of View, to Tellabs,” “THE PROPOSED MERGER—Background of the Merger,” “THE PROPOSED MERGER—Recommendation of Tellabs Board; Tellabs’ Reasons for the Merger,” and “THE PROPOSED MERGER—Opinion of Tellabs’ Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ CREDIT SUISSE FIRST BOSTON LLC

Date: June 23, 2004